UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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                                MMC ENERGY, INC.
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                (Name of Registrant as Specified In Its Charter)


                           ENERGY HOLDINGS LIMITED LLC
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

The following press release was issued by Energy Holdings Limited LLC, G. William Eason and Karl W. Miller on April 16, 2008.

              ENERGY HOLDINGS LIMITED FILES PRELIMINARY PROXY AND
             VOWS TO ELECT ITS SLATE OF NOMINEES TO MMC'S BOARD AT
                             MAY 28TH ANNUAL MEETING


WILMINGTON, N.C., April 16, 2008 /PRNewswire/ -- Energy Holdings Limited LLC ("EHL") announced today that it, together with G. William Eason and Karl W. Miller, has filed a preliminary proxy statement today with the Securities and Exchange Commission to elect its slate of nominees to the MMC Energy, Inc. (NASDAQ-MMCE) board of directors replacing the existing board.

EHL and Messrs. Eason and Miller, MMC's founder, former chairman and CEO and, the company's largest individual stockholder, have joined to propose a slate of directors and remove the existing board at MMC's Annual Meeting of Stockholders to be held on May 28, 2008. Together, EHL and Messrs. Eason and Miller own approximately 9.1 percent of MMC's outstanding common stock. Miller has also pledged to invest up to $1 million in MMC if the EHL slate is elected.

MMC's board has recently made several announcements that have created concern among EHL and other stockholders.

On March 20th, the company announced it had retained Merriman Curhan and Ford to develop strategic alternatives for the company. As MMC's IPO occurred in June 2007, EHL and other investors were puzzled by the move.

On March 26th, MMC announced a share repurchase program, a use of proceeds that was not addressed in MMC's June 2007 prospectus. EHL believes that the funds should be dedicated to the development of MMC's Chula Vista and Escondido projects as set forth in the prospectus. EHL and other stockholders have made it clear to the incumbent board that the company should use the proceeds for its stated purposes while ensuring that the projects are completed on time and on budget.

On April 10th, MMC's board caused more concern when it filed with the SEC "change in control" agreements bestowed on senior management who also serve on the company's board. "This will make it more expensive to replace the incumbent board" said Eason.

EHL has assured stockholders that its slate of nominees will not grant these types of change of control benefits which it believes are not in the best interest of stockholders. Additionally, the EHL slate of nominees has pledged not to accept fees for their service on the MMC board of directors.

MMC has announced that it is opening a southern California office and EHL believes that the announcement was in response to its criticism of the lack of a southern California presence for MMC. MMC has not, however, as requested by EHL, announced that it will close the New York office in order to conserve cash. If elected, EHL's nominees have committed that the New York office will be closed and that MMC will be southern California based as management's focus will be on the construction budget and timetable of the Chula Vista and Escondido plants and concentration on a Western states development and acquisition strategy.

MMC also announced in its 2007 Form 10-K that it had ceased bidding spinning reserve services into the California Independent System Operator system as CAISO has called into question the ability of its facilities to provide spinning reserves. MMC's Form 10-K disclosed that continued suspension of this revenue could have a material adverse effect on its operations. MMC did not file a complaint with the Federal Energy Regulatory Commission, the agency charged with resolving such claims, for six months.

EHL was formed by a group of MMC's founding stockholders to take advantage of the attractive opportunities prevalent in U.S. electricity generation and energy industry.

EHL has been moving forward to implement its strategy and has several projects under discussion with asset owners, developers and capital providers. Earlier today, EHL announced the execution of a Letter of Intent to acquire and complete construction of a 25 megawatt combined cycle plant that will sell steam and electricity to a newly constructed ethanol plant in Sherman County, Kansas and other industrial facilities in the area.

While the transaction is contingent upon final due diligence, executing a definitive purchase and sale agreement, obtaining financing and other closing conditions, Kevin McConville, EHL's chief operating officer said, "We are very pleased to be working on an exclusive basis on such a high profile facility".

The plant is coal fired but is fully permitted to consume biomass including obsolete railroad ties, tires and other waste derived fuels that normally are disposed of in landfills. McConville stated that he believes that regulators and industrials are excited by the prospect of producing electricity and steam economically while reducing hazardous waste that decomposes over many years in public landfills. As a result of its fuel consumption profile, the facility creates emissions credits, a valuable yet intangible asset.

"This facility proves electricity and steam can be produced economically, important to the heartland's manufacturing base, especially when energy prices are high, while still doing something good for the environment", said McConville.

EHL has recently announced its senior management team has commenced its commercial development and acquisition efforts and expects to be working on an exclusive basis with several energy asset owners and developers to acquire additional facilities.

"With energy prices soaring to levels never seen before, our transaction pipeline is robust and, very importantly, executable", said McConville. Attracting the appropriate capital to such projects is achievable as both debt and equity sources are always looking to be placed "in high quality energy projects". McConville noted that EHL's involvement in each potential project is at an early stage. No financing commitments have been received and due diligence has not been completed with respect to any of the projects. Therefore, no assurances can be made regarding EHL's ability to complete these projects or their success should they be completed.

EHL's board nominees have diverse backgrounds in business operations, accounting, finance, technology and real estate. They include seasoned execution oriented energy executives with experience in managing micro-cap companies, a blend that EHL believes will serve MMC and its stockholders well.

"We are proud of our slate of nominees as it includes individuals who have invested in MMC from its inception, have managed growth businesses and have broad and deep experience in the energy industry", said Eason.



IMPORTANT INFORMATION

EHL and Messrs. G. William Eason and Karl W. Miller, founder and a former chairman, CEO and director of MMC, have filed a preliminary proxy statement with the Securities and Exchange Commission and intend to file with the SEC and mail to stockholders a definitive proxy statement and proxy card to be used to solicit proxies in connection with MMC's May 2008 annual meeting. Stockholders are advised to read carefully the proxy statement and other information related to the solicitation when they become available because they will contain important information. When completed, a definitive proxy statement and a form of proxy will be mailed to MMC's stockholders and will be available, along with other relevant documents, at no charge, at the SEC's website at http://www.sec.gov. Information relating to the participants in such proxy solicitation will be contained in the definitive proxy statement to be filed by EHL and Messrs. Eason and Miller.



Investor Contacts:

G. William Eason

gwilliameason@energyholdingslimited.com

(917) 591-6906



Media Contacts:

Kevin McConville

kmcconville@energyholdingslimited.com

(832) 731-7096